Exhibit 99.1

Pericom Enters into Amendment to Merger Agreement with Diodes with Increased Purchase Price of $17.75 Per Share

Pericom Board Unanimously Reaffirms Strong

Recommendation in Support of Transaction with Diodes

Urges Pericom Shareholders to Vote “FOR” the Diodes Acquisition on the WHITE Proxy Card

Milpitas, CA – November 9, 2015 – Pericom Semiconductor Corporation (“Pericom” or the “Company”) (NASDAQ: PSEM) announced today that its Board of Directors has unanimously accepted a revised offer from Diodes Incorporated (“Diodes”) (NASDAQ: DIOD) to acquire Pericom for $17.75 per share in cash without interest or an aggregate purchase price of approximately $413 million. Pericom and Diodes have entered into an amendment to their previously announced merger agreement dated September 2, 2015 (as amended, the “Diodes Agreement”) reflecting the new purchase price, which is an increase from Diodes’ previously announced $17.00 per share purchase price. The revised $17.75 purchase price represents a 46% premium to Pericom’s unaffected closing price on September 2, 2015, and exceeds the five-year trading high in Pericom shares by 8%. Pursuant to the terms of the amendment, the termination fee has also been increased proportionately from $15 million to $15.7 million.

“The new offer from Diodes provides even greater cash value to Pericom’s shareholders and further strengthens an already compelling offer that comes with fully committed financing and the ability to close in a matter of days following shareholder approval of the transaction,” said Alex Hui, Chairman, President and Chief Executive Officer of Pericom. “The Pericom Board unanimously reaffirms our strong support of a straightforward and value-enhancing transaction with Diodes, which we believe is clearly in the best interests of our shareholders.”

Furthermore, the Pericom Board reiterates its unanimous determination that the transactions contemplated under the Diodes Agreement are superior to the offer received from Montage Technology Group Limited (“Montage”) on September 30, 2015, and as amended on November 4, 2015, given the significant financing, timing and deal certainty risks for Pericom’s shareholders associated with pursuing a transaction with Montage.

The Diodes Agreement is backed by a fully-funded credit agreement and term loan from Bank of America, and the transaction is not subject to any regulatory approvals. The transaction is expected to close in the fourth quarter of 2015, subject to approval by Pericom shareholders at Pericom’s Special Meeting of Shareholders currently scheduled for November 20, 2015.

Pericom will be mailing supplemental proxy materials to Pericom shareholders on or about November 10, 2015 that reflect the amendment of the Diodes Agreement. The Pericom Board unanimously recommends that Pericom shareholders vote “FOR” Pericom’s proposed transaction with Diodes on the WHITE proxy card to lock in the substantial cash premium represented by the $17.75 per share purchase price offered by Diodes. The Diodes Agreement and the supplemental proxy materials will have no impact on any proxy cards already submitted by Pericom shareholders; these proxy cards will remain valid and those shareholders need not take further action.

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Forward Looking Statements

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements, including, but not limited to, the ability of the parties to consummate the proposed transaction; satisfaction of closing conditions to the consummation of the proposed transaction; the impact of the announcement of the proposed transaction on Pericom’s relationships with its employees, existing customers or potential future customers; and such other risks and uncertainties pertaining to Pericom’s business as detailed in its filings with the SEC on Forms 10-K and 10-Q, which are available on the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Pericom assumes no obligation to update any forward-looking statement contained in this document.

Important Additional Information

Pericom has filed a definitive proxy statement and relevant documents in connection with the special meeting of the shareholders of Pericom at which the Pericom shareholders will consider certain proposals regarding the potential acquisition of Pericom by Diodes Incorporated (the “Special Meeting Proposals”). Pericom and its directors and executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from Pericom’s shareholders in connection with the Special Meeting Proposals. SHAREHOLDERS OF PERICOM ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. The definitive proxy statement and other relevant documents filed with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, security holders will be able to obtain free copies of the definitive proxy statement from Pericom by contacting Pericom’s Investor Relations by telephone at (408) 232-9100, or by mail Pericom Semiconductor Corporation, 1545 Barber Lane, Milpitas, California 95035 or by going to Pericom’s Investor Relations page on its corporate website at www.pericom.com.

About Pericom

Pericom Semiconductor Corporation (NASDAQ: PSEM) enables serial connectivity with the industry’s most complete solutions for the computing, communications, consumer and embedded market segments. Pericom’s analog, digital and mixed-signal integrated circuits, along with its frequency control products are essential in the timing, switching, bridging and conditioning of high-speed signals required by today’s ever-increasing speed and bandwidth demanding applications. Company headquarters is in Milpitas, California, with design centers and technical sales and support offices globally.

Participants in the Solicitation

Pericom and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Pericom in connection with the proposed transaction. Information regarding the interests of these directors and executive officers in the transaction described herein was included in the definitive proxy statement. Additional information regarding the directors and executive officers of Pericom is included in the amendment to the 10-K, which was filed with the SEC on October 14, 2015, and is supplemented by other public filings made, and to be made, with the SEC by Pericom.

Company Contact:

Pericom Semiconductor

Kevin Bauer, CFO

P: 408-232-9100

E: kbauer@pericom.com

Investor Contact:

MacKenzie Partners, Inc.

Dan Burch / Larry Dennedy

212-929-5500

Media Contact:

Sard Verbinnen & Co

Steven Goldberg / John Christiansen

310-201-2040 / 415-618-8750